EXHIBIT 11.1

                              FRESH AMERICA CORP.
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                                              Quarter ended
                                                          ----------------------
                                                          March 31,    March 29,
                                                            1995          1996
                                                           -------      -------
Income applicable to common stock ....................     $   182      $   348
                                                           =======      =======

Computation of weighted average common shares:

  Weighted average common shares outstanding .........       3,518        3,518

  Options exercised ..................................        --              3

  Assumed common shares issued upon exercise
  of stock options ...................................         130          371

    Less shares assumed repurchased with proceeds ....         (46)        (153)

  Assumed conversion of Common stock purchase
  warrants, net new shares issued ....................          25           90
                                                           -------      -------

                                                             3,627        3,829
                                                           =======      =======

Earnings per common share ............................     $  0.05      $  0.09
                                                           =======      =======

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